SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2006

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Tenth Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2006, the compensation committee of the board of directors of Microtune, Inc., a Delaware corporation (the “Company”), and the Company’s board of directors, upon such committee’s recommendation, approved a new executive bonus program for fiscal 2006 (the “2006 Executive Bonus Program”). The 2006 Executive Bonus Program covers executive officers of the Company and provides for bonus compensation, to the extent any such compensation is earned, to be paid exclusively through the performance vesting of restricted stock unit awards (common stock equivalent awards) (“RSU’s”).

In accordance with the terms of the 2006 Executive Bonus Program and pursuant to the Amended and Restated Microtune, Inc. 2000 Stock Plan, the compensation committee also approved the terms of certain RSU grants to the executive officers of the Company. Under the 2006 Executive Bonus Program, the number of the total RSU awards that will actually vest and result in the issuance of underlying shares to the executive officers is calculated based on the following scoring factors, which are given equal weight (the “Scoring Factors”):

•	Profitability. The Company has established targets for profitability under the 2006 Executive Bonus Program, measured by the Company’s reported pro forma net income, which is the Company’s net income, excluding certain items. Each executive officer will receive a “profit score” which will vary between 0% and 145% in accordance with the Company’s achievement of these profitability goals.

•	Net Revenue. In addition, the Company has established a target for revenue under the 2006 Executive Bonus Program. Each executive officer will receive a “revenue score” which will vary between 0% and 130% in accordance with the Company’s achievement of these revenue goals.

•	Business Goals. Finally, the Company has established certain business objective and operational goals, and each executive officer will receive a “goals score” which will vary between 0% and 140% based on the Company’s achievement of these business and operational goals. Certain of these goals were discussed in the Company’s Current Report on Form 8-K dated February 2, 2006.

The vesting quantity (which shall not exceed 100%) of each executive’s maximum RSU bonus award will be the percentage of such executive’s RSU award equal to the average of the “profit score,” “revenue score” and “goals score” achieved by the Company. However, if the “profit score” equates to 0%, no RSU awards will vest, notwithstanding the scores achieved under the other Scoring Factors.

An aggregate number of 93,000 RSU’s were awarded under the 2006 Executive Bonus Program to the Company’s executive officers in differing amounts based on their respective responsibilities and each individual’s unique ability to impact the Company’s financial performance and business objectives. The maximum RSU bonus award amounts for the Company’s named executive officers are described below:

Executive Officer	Position	Maximum RSU Bonus Award (Shares)
James A. Fontaine	Chief Executive Officer	20,000
Jeffrey A. Kupp	Chief Financial Officer	15,000
Albert H. Taddiken	Chief Operating Officer	18,000
Robert S. Kirk	Vice President of Worldwide Sales	10,000
Barry F. Koch	Managing Director (Microtune GmbH & Co. KG)	10,000

In addition, the Company granted RSU bonus awards to two other executive officers (who are not named executive officers in the Company’s proxy statement) not listed above, totaling 20,000 RSU’s.

The number of RSU’s granted under the 2006 Executive Bonus Program that shall vest shall be determined on or before March 31, 2007, based on a review and evaluation by the Company’s compensation committee of the Company’s performance in fiscal 2006 based upon the Scoring Factors described above. Any portion of an executive’s RSU bonus award that does not vest upon the compensation committee’s determination shall be forfeited. The 2006 Executive Bonus Program will terminate according to its terms after the vesting determination is made by the Company’s compensation committee. The Company may adopt other executive bonus programs in the future.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Form of Common Stock Equivalent Agreement for the Amended and Restated Microtune, Inc. 2000 Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROTUNE, INC.

Date: June 8, 2006	By:	/s/ Jeffrey A. Kupp
Jeffrey A. Kupp
Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
10.1	Form of Common Stock Equivalent Agreement for the Amended and Restated Microtune, Inc. 2000 Stock Plan.